EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 ( No. 333-121184, No. 333-169056, and No. 333-249092) of our report dated March 11, 2022, relating to the consolidated financial statements of Alpha Pro Tech, Ltd. as of and for the two years ended December 31, 2021 and 2020 included in the Annual Report on Form 10-K of Alpha Pro Tech, Ltd. for the year ended December 31, 2021.

/s/ Tanner LLC

Lehi, Utah
March 11, 2022